UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

TCP INTERNATIONAL HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Switzerland	1-36521	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alte Steinhauserstrasse 1
6330 Cham, Switzerland
(Address of principal executive offices)

Zachary Guzy
Chief Financial Officer
(330) 995-6111
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities and Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2016 to December 31, 2016.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

TCP INTERNATIONAL HOLDINGS LTD. (the “Company”) is filing this Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period January 1, 2016 through December 31, 2016.

Conflict Minerals Disclosure

A copy of the Company’s Conflict Minerals Report is attached hereto as Exhibit 1.01 and is publicly available at the Company’s website, www.tcpi.com, by clicking “Investors” and “SEC Filings.”

Item 1.02 Exhibit

Exhibit 1.01 to this report is the Company’s Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit Number	Description

1.01	TCP INTERNATIONAL HOLDINGS LTD. Conflict Minerals Report for the period January 1, 2016 through December 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

TCP INTERNATIONAL HOLDINGS LTD.

Date: May 31, 2017	By:	/s/ Zachary Guzy
	Name:	Zachary Guzy
	Title:	Chief Financial Officer